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                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP

            THE CHRYSLER BUILDING                         WASHINGTON, DC OFFICE
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             NEW YORK, NY 10174                    3000 K STREET, NW, SUITE 300
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             FAX (212) 758-9526               (202) 424-7500 FAX (202) 424-7647
               WWW.SWIDLAW.COM


                                                                January 30, 2001


Prudential Government Income Fund, Inc.
Gateway Center Three
Newark, New Jersey 07102

Prudential Government Securities Trust
Short-Intermediate Term Series Fund, Inc.
Gateway Center Three
Newark, New Jersey 07102

Dear Sirs:

       We are acting as counsel to Prudential Government Income Fund, Inc., a Maryland corporation ("Government Income Fund") and Prudential Government Securities Trust, a Massachusetts business trust ("Government Securities Trust") in connection with the proposed transfer of the assets of the Short-Intermediate Term Series ("Series") of the Government Securities Trust to the Government Income Fund, in exchange solely for Class A and Class Z shares of the Government Income Fund, (the "Shares"), and the assumption by Government Income Fund, of Series' liabilities, if any, pursuant to an Agreement and Plan of Reorganization (the "Agreement"). The transactions contemplated by the Agreement are collectively referred to herein as the "Merger."

       We have participated in the preparation of the Government Income Fund's Registration Statement on Form N-14 (the "Registration Statement") relating, among other things, to the Shares of Government Income Fund to be offered in exchange for the assets and the assumption of the liabilities of the Series, and containing the Prospectus and Proxy Statement relating to the Merger (collectively, the "Prospectus"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission thereunder. In addition, in

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Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
Page 2

connection with rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and instruments as we have deemed necessary or appropriate for the purpose of rendering this opinion, including the form of the Agreement included as Attachment A to the Proxy Statement.

       In our examination of the foregoing documents we have assumed the genuineness of all signatures, the authority of each signatory, the due execution and delivery of all documents by all parties, the authenticity of all agreements, documents, certificates and instruments submitted to us as originals, the conformity of the Agreement as executed and delivered by the parties with the form of the Agreement contained in the Proxy Statement, and the conformity with originals of all agreements, documents, certificates and instruments submitted to us as copies.

       In rendering the opinions expressed herein, we have assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Prospectus. As to other questions of fact material to this opinion, we have assumed, with your approval and without independent investigation or verification, that the following facts will be accurate and complete as of the consummation of the Merger (the "Closing Date").

1. The fair market value of the Shares to be received by each Series shareholder will be equal to the fair market value of the shares of beneficial interest of Series surrendered in exchange therefor upon the termination of Series.

2. There will be no plan or intention by Series to redeem its shares prior or incident to and as part of the Merger. For purposes of this assumption, shares of Series required to be redeemed by Series prior to the Merger and not as part of the Merger but in the ordinary course of its business as an open-end investment company pursuant to Section 22(e) of the Investment Company Act of 1940, as amended (the "ICA"), shall not be taken into account.

3. Pursuant to the Agreement, Government Securities Trust will distribute in complete termination of Series, the Shares of Government Income Fund received by Series in the Merger.

4. The liabilities of Series assumed by Government Income Fund pursuant to the Merger, plus the liabilities, if any, to which assets transferred pursuant to the Merger will be subject, constitute less than 20% of the total consideration for the Merger, all such liabilities will have been incurred by Series in the ordinary course of its business, and Government Income Fund will pay no other consideration, except for the Shares, in connection with the Merger.
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Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
Page 3

5. All expenses incurred by Series with respect to the Merger will be borne by Series. Each shareholder of Series will pay its respective share of the expenses, if any, incurred in connection with the Merger. Government Income Fund will pay the expenses, if any, incurred by it in connection with the Merger.

6. No intercorporate indebtedness will exist between Government Income Fund and Series that was issued, acquired, or will be settled at a discount.

7. Series will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any stock of Government Income Fund.

8. The assets of Series transferred to Government Income Fund will include all assets owned by Series at fair market value on the Closing Date subject to all known liabilities of Series at such time.

9. In accordance with the terms of the Agreement, Series will transfer all of its business and will transfer assets to Government Income Fund representing at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Series immediately prior to the Merger. For purposes of this assumption, amounts paid by Series to shareholders who receive cash or other property, amounts paid to dissenters, amounts used by Series to pay its reorganization expenses and all redemptions and distributions (other than regular, normal redemptions and dividends) made by Series immediately preceding the Merger will be included as assets of Series held immediately prior to the Merger.

10. The fair market value of the assets of Series transferred to Government Income Fund will equal or exceed the sum of liabilities assumed by Government Income Fund, plus the amount of liabilities, if any, to which the transferred assets will be subject.

11. Series will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

12. No cash will be paid to the shareholders of Series in lieu of fractional Shares.

13. For federal income tax purposes, Series will qualify as a "regulated investment company" (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 apply to Series and will continue to apply through the Closing Date.

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Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
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14.       As of the Closing Date, Series will have declared to its shareholders of record a dividend or dividends payable prior to closing, which together with all previous such dividends will have the effect of distributing all of Series' investment company taxable income plus the excess of its interest income, if any, excludable from gross income under Code Section 103(a) (including by virtue of prior Code Section 853(b)(5)(C)) over its deductions disallowed under Code Sections 265 and 171(a)(2) for the taxable year of Series ending on the Closing Date and all its net capital gain realized in such taxable year.

15. Neither Government Income Fund nor any person related thereto within the meaning of Treasury Regulation Section 1.368-1(e) will have any plan or intention to reacquire any of the Shares of Government Income Fund issued in the Merger. For purposes of this assumption, Shares of Government Income Fund required to be redeemed by Government Income Fund not as part of the Merger but in the ordinary course of its business as an open-end investment company pursuant to Section 22(e) of the ICA shall not be taken into account.

16. Following the Merger, Government Income Fund will continue the historic business of Series or use a significant portion of Series' historic business assets in its business.

17. National Municipals Fund will not own, directly or indirectly, nor will it have owned during the five years preceding the Closing Date, directly or indirectly, any shares of beneficial interest of Series.

18. Government Income Fund will not be under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

19. For federal income tax purposes, Government Income Fund will qualify as a "regulated investment company" (as defined in Code Section 851) and will have so qualified since its formation. The provisions of Code Sections 851 through 855 apply to Government Income Fund prior to the Merger and will continue to apply after the Closing Date.

20. No compensation received by any shareholder-employee of Series will be separate consideration for the Merger; none of the Shares of Government Income Fund received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and any compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to other parties bargaining at arm's length for similar services.
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Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
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       We note that our opinion is expressly limited to the federal laws of the
United States.

       Based on the foregoing and subject to the assumptions and limitations set forth above and such examination of law as we have deemed necessary, we are of the opinion that:

       1. The acquisition by Government Income Fund of the assets of Series in exchange solely for voting shares of Government Income Fund and the assumption by Government Income Fund of such Series' liabilities, if any, followed by the distribution of Government Income Fund's voting shares received by Series pro rata to such Series' shareholders, pursuant to its termination and constructively in exchange for such Series' shares, will constitute a "reorganization" within the meaning of Code Section 368(a)(1)(C), and each of Government Income Fund and Series will be "a party to a reorganization" within the meaning of Code
              Section 368(b);

       2. Series' shareholders will not recognize gain or loss upon the constructive exchange of all of their shares of Series solely for shares of Government Income Fund in complete termination of Series, as described above and in the Agreement;

       3. No gain or loss will be recognized by Series upon the transfer of its assets to Government Income Fund in exchange solely for the Shares and the assumption by Government Income Fund of Series' liabilities, if any, and the subsequent distribution of the Shares to Series' shareholders in complete termination of Series;

       4. No gain or loss will be recognized by Government Income Fund upon the acquisition of Series' assets in exchange solely for the Shares and the assumption of Series' liabilities, if any;

       5. Government Income Fund's basis for the assets of Series acquired in the Merger will be the same as the basis of these assets when held by Series immediately before the transfer, and the holding period of such assets acquired by Government Income Fund will include the holding period of these assets when held by Series;

       6. The Series shareholders' basis for the Shares to be received by them pursuant to the Merger will be the same as their basis for the shares of Series to be constructively surrendered in exchange therefor; and

       7. The holding period of the Shares to be received by Series' shareholders will

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Prudential Government Income Fund, Inc.
Prudential Government Securities Trust
Page 5

              include the period during which the shares of Series to be constructively surrendered in exchange therefor were held; provided that Series' shares surrendered were held as capital assets by those shareholders as defined in Code Section 1221, on the date of the exchange.

       The opinions expressed herein are based upon currently applicable statutes and regulations and existing judicial and administrative interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Closing Date) in a manner which would affect any of our conclusions. Finally, we note that this opinion is solely for the benefit of the addressees hereof in connection with the transaction described herein and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and reference to our firm in the Registration Statement or in the Prospectus constituting part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                       Very truly yours,

                                       /s/ Swidler Berlin Shereff Friedman, LLP

                                       Swidler Berlin Shereff Friedman, LLP

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